                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                            CANNONDALE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             CANNONDALE CORPORATION

                              16 TROWBRIDGE DRIVE
                           BETHEL, CONNECTICUT 06801
                                 (203) 749-7000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 4, 1998

To the Stockholders of Cannondale Corporation:

     PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of Cannondale Corporation (the "Company") will be held on Wednesday, November 4, 1998, at 10:00 a.m., Eastern Standard Time, at the Company's corporate headquarters, 16 Trowbridge Drive, Bethel, Connecticut, for the following purposes:

1. To elect two (2) Class I directors of the Company for a three-year term;

2. To approve the adoption of the Company's 1998 Stock Option Plan;

3. To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as independent accountants of the Company; and

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Accompanying this Notice is a Proxy, a Proxy Statement and a copy of the Company's Annual Report to stockholders for fiscal year 1998.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE. The Proxy may be revoked at any time prior to the time that it is voted. Only stockholders of record as of the close of business on September 30, 1998, will be entitled to vote at the meeting.

By Order of the Board of Directors

/s/ John T. Capetta

John T. Capetta
Secretary

Bethel, Connecticut
October 2, 1998

                             CANNONDALE CORPORATION

                              16 TROWBRIDGE DRIVE
                           BETHEL, CONNECTICUT 06801

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Cannondale Corporation, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's corporate headquarters, 16 Trowbridge Drive, Bethel, Connecticut on Wednesday, November 4, 1998, at 10:00 a.m., Eastern Standard Time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

     This Proxy Statement, Notice of Annual Meeting and accompanying proxy card are first being mailed to stockholders on or about October 2, 1998.

                                    GENERAL

     Only stockholders of record at the close of business on September 30, 1998, are entitled to notice of and to vote the shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") held by them on that date at the Annual Meeting or any postponements or adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the meeting.

     If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote (i) FOR the slate of nominees proposed by the Board of Directors, (ii) FOR approval of the adoption of the Company's 1998 Stock Option Plan, (iii) FOR ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending July 3, 1999 ("Fiscal 1999"), and (iv) with regard to all other matters which may be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting the proxies. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute a revocation of a previously granted proxy.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on September 30, 1998, will constitute a quorum. As of September 30, 1998, 7,448,679 shares of Common Stock were outstanding. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

     Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions are not counted toward a nominee's number of total votes cast. All other matters which properly come before the Annual Meeting must be approved by a majority of the votes present at the Annual Meeting. Abstentions will have the practical effect of voting against such matter, since an abstention is one less vote for approval. Broker non-votes on any matter will have no impact on such matter since they are not considered "shares present" for voting purposes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table reflects shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of September 25, 1998, by (i) each person known to the Company to own more than 5% of the outstanding Common Stock as of September 25, 1998; (ii) each director and nominee to be a director of the Company; (iii) each of the executive officers named in the Summary Compensation Table included elsewhere herein; and (iv) the current directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned.

                                                                              PERCENT OF
                  BENEFICIAL OWNER                    NUMBER OF SHARES(1)    COMMON STOCK
                  ----------------                    -------------------    ------------
Joseph S. Montgomery(2).............................       1,545,909             20.4%
James Scott Montgomery..............................         372,987              5.0
William A. Luca.....................................         146,826              1.9
Daniel C. Alloway...................................         147,933              2.0
Leonard J. Konecny..................................          13,917                *
John Sanders........................................           1,000                *
John H.T. Wilson....................................           6,500                *
Michael J. Stimola..................................           5,200                *
Richard J. Resch....................................               0                0
Franklin Resources, Inc.(3).........................         429,900              5.8
Valarian Associates(4)..............................         567,500              7.7
All current directors and executive officers as a
  group (8 persons).................................       2,240,272             28.3%

---------------
*   Represents less than 1% of the Company's outstanding Common Stock.

(1) The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options which may be exercised within 60 days of September 25, 1998, for the following persons: Mr. Joseph
    Montgomery -- 128,750 shares, Mr. James Scott Montgomery -- 71,000 shares, Mr. Luca -- 139,326 shares, Mr. Alloway -- 114,185 shares, Mr.
    Konecny -- 13,917 shares, Mr. Sanders -- 1,000 shares, Mr. Wilson -- 5,000 shares and Mr. Stimola -- 5,000 shares.

(2) Mr. Joseph S. Montgomery has a business address c/o Cannondale Corporation, 16 Trowbridge Drive, Bethel, Connecticut 06801.

(3) Based on information contained in Schedule 13G/A filed by Franklin Resources, Inc. dated February 10, 1998, Franklin Resources, Inc. may be deemed to have sole or shared voting power and investment power with respect to all of the shares of Common Stock reported for Franklin Resources, Inc. Franklin Resources, Inc. has an address at 777 Mariners Island Blvd., San Mateo, California 94404.

(4) Based on information contained in Schedule 13D filed by Valarian Associates dated February 9, 1998, Valarian Associates may be deemed to have sole or shared voting power and investment power with respect to all of the shares of Common Stock reported for Valarian Associates. Valarian Associates has an address at 1726 Cedar Wood Drive, Minden, Nevada 89423.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and persons owning more than 10% of the Company's Common Stock ("Reporting Persons") to file reports of ownership and reports of changes of ownership with the Securities and Exchange Commission. Reporting Persons are required to furnish the Company with copies of all Section 16(a) forms that they file. Based solely upon a review of copies of these filings received, the Company believes that with respect to the fiscal year ended June 27, 1998 ("Fiscal 1998"), all required filings during this period were made on a timely basis.

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class I expires at the 1998 Annual Meeting. The Board of Directors proposes that the nominees described below be elected to Class I for a new term of three years and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE SLATE OF NOMINEES DESCRIBED BELOW.

                   CLASS I -- DIRECTORS STANDING FOR ELECTION

JOSEPH S. MONTGOMERY, Director since 1971

     Joseph S. Montgomery, 58, founded Cannondale in 1971 and has been its Chairman, President and Chief Executive Officer and a director since its formation. Mr. Montgomery is the father of James Scott Montgomery, who is also a director.

MICHAEL J. STIMOLA, Director since 1995

     Michael J. Stimola, 41, is the President of Sandvick Associates, Inc., ("Sandvick") a design and construction company headquartered in Bethel, Connecticut. See "Certain Relationships and Related Transactions." Mr. Stimola is also the founder, Chief Executive Officer and President of Sandella's Coffee Cafe, Inc. ("Sandella's") a company formed in 1994, of which Mr. Joseph Montgomery is the majority stockholder. Sandella's owns, operates and franchises upscale gourmet quick-service restaurants.

              CLASS II -- TERM EXPIRES AT THE 1999 ANNUAL MEETING

JOHN SANDERS, Director since 1998

     John Sanders, 50, has been Senior Vice President and General Counsel of the New York Islanders Hockey Club, L.P. since June 1998. Previously, Mr. Sanders was a member of the law firm of Levett, Rockwood & Sanders Professional Corporation ("Levett Rockwood") since 1981. Levett Rockwood provides certain legal services for the Company. Mr. Sanders was elected to the Board of Directors by the unanimous vote of the directors on June 15, 1998. Mr. Sanders was also appointed to the Audit Committee, the Compensation Committee and the Stock Option Plan Administrative Committee (the "Administrative Committee") of the Board of Directors on such date.

JAMES SCOTT MONTGOMERY, Director since 1994

     James Scott Montgomery, 37, is a private investor and provides consulting services to the Company. He was the Vice President of Marketing of the Company from 1993 to June 1997. His previous positions with the Company include founder and President of the Sales and Trading Divisions of Cannondale Japan KK (1991 to
1993), co-founder and Managing Director of Cannondale Europe (1989 to 1991) and Director of Purchasing. Mr. Montgomery is the son of Joseph S. Montgomery, the Company's Chairman, President and Chief Executive Officer.

JOHN H.T. WILSON, Director since 1997

     John H.T. Wilson, 64, is an Advisory Director within the Investment Banking Division of Morgan Stanley Group Inc. Mr. Wilson has been employed in various investment banking capacities with Morgan Stanley since 1960.

              CLASS III -- TERM EXPIRES AT THE 2000 ANNUAL MEETING

WILLIAM A. LUCA, Director since 1994

     William A. Luca, 55, joined Cannondale in January 1994 as Vice President of Finance, Treasurer and Chief Financial Officer. Prior to joining the Company, he served as a management consultant from 1989 to 1993, including consulting for the Company between August and December 1993. From 1980 to 1989 Mr. Luca was employed by Dual-Lite, Inc., a manufacturer of emergency lighting systems, as Chief Financial Officer (1980-1983), President and Chief Operating Officer (1983-1986) and President and Chief Executive Officer (1986-1989).

DANIEL C. ALLOWAY, Director since 1998

     Daniel C. Alloway, 39, has held a number of positions since joining Cannondale in 1982. He is currently the Vice President of Sales-United States and Vice President of European Operations (March 1994 to the present). His previous positions with the Company included Managing Director of Cannondale Europe B.V. ("Cannondale Europe") (1992 to 1994), Director of Sales and Marketing (1990 to 1992) and National Sales Manager (1987 to 1990). Mr. Alloway was elected to the Board of Directors by the unanimous vote of the directors on June 15, 1998.

DIRECTORS' REMUNERATION; ATTENDANCE

     Directors who are also full-time employees of the Company receive no additional compensation for serving as a director. During Fiscal 1998, each non-employee director received a quarterly payment of $1,500, plus $1,000 for each day on which the member attended a meeting of the Board of Directors or a committee, together with reimbursement of actual expenses incurred in attending meetings. Upon election to the Board of Directors, non-employee directors are granted 1,000 options to purchase the Common Stock of the Company, which are immediately exercisable, at an exercise price per share equal to the fair market value of a share of Common Stock at the time of grant.

     The Board of Directors met ten times during Fiscal 1998. No director attended fewer than 75% of the total number of meetings of the Board and committees on which such director served.

COMMITTEES OF THE BOARD

     At its December 1994 meeting, the Board established standing Compensation and Audit Committees. The Compensation Committee is composed of Messrs. Sanders, Wilson, Stimola and Joseph Montgomery. The Audit Committee is composed of Messrs. Sanders, Wilson and Stimola.

     The Compensation Committee's functions are to review and set the compensation, including salary, bonuses, stock options and other incentive compensation, of the Company's Chief Executive Officer and certain of its most highly compensated officers, and to recommend to the Board of Directors incentive compensation, retirement or other similar plans benefiting directors, officers and other key employees of the Company. The Compensation Committee met ten times during Fiscal 1998.

     The Audit Committee's functions are to review financial and auditing issues of the Company, including the Company's choice of independent public accounting firms, and to make recommendations to the Board of Directors. The Audit Committee met four times during Fiscal 1998.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE OFFICERS OF THE
COMPANY

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

Executive Officer Compensation

     The Company's compensation program for executive officers and the Company's management team consists of three key elements: a base salary, a profit-sharing bonus (a discretionary annual bonus) and grants of stock options, in addition to benefit plans. The Compensation Committee believes that this approach best serves the interests of stockholders by ensuring that executive officers are compensated in a manner that advances both the short- and long-term interests of stockholders.

     Total Cash Compensation -- Salary and Profit-Sharing Bonus. Salaries paid to executive officers are reviewed annually by the Chief Executive Officer based upon his subjective assessment of the nature of the position, and the contribution, experience and Company tenure of the executive officer. The Chief Executive Officer reviews his salary recommendations for all executive officers with the Compensation Committee, which is responsible for approving or disapproving those recommendations. In addition, the Chief Executive Officer makes recommendations to the Compensation Committee as to profit-sharing bonuses, if any, to be paid to individual executive officers, based upon his evaluation of each executive officer's contribution to Company performance.

     Stock Options. The Company's 1994 Stock Option Plan, 1994 Management Stock Option Plan, 1995 Stock Option Plan and 1996 Stock Option Plan authorize the Administrative Committee of non-employee directors to grant options to executives, directors, employees, consultants and advisors of the Company. The Administrative Committee is composed of the three non-employee directors on the Compensation Committee. Option grants are made from time to time to executives whose contributions are perceived to have had or to be likely to have a significant impact on the Company's performance.

     Repricing. During the course of Fiscal 1998, the Company implemented certain repricings of existing stock options. The Compensation Committee is very much aware of the general resistance in certain segments of the investor community to option repricings. Although sensitive to such concerns, the Compensation Committee is forced to deal with the reality that in the current environment, experienced management and valuable employees have multiple opportunities available to them. Stock options are one of the principal incentives for employees and if such options have an exercise price above the current value of the Company's Common Stock, the value of such options as a motivating and retention factor is substantially reduced. It is very difficult to retain employees when they are presented with other employment opportunities with stock options which are not "underwater." At the same time, in considering whether to reprice options, the Company must weigh, on the one hand, the direct and indirect costs of attracting and incentivizing replacement management and other employees, to, on the other hand, the cost to the Company of the repriced options needed to keep employees or management who might otherwise leave due to the lower option incentives. On balance, the Compensation Committee believed the repricings to be in the best interest of the stockholders of the Company.

     The following table sets forth historical information about the repricing during the last ten fiscal years of stock options granted to the Company's executive officers.

                                                        NUMBER OF       MARKET                                   LENGTH OF
                                                       SECURITIES      PRICE OF       EXERCISE                    ORIGINAL
                                                       UNDERLYING      STOCK AT       PRICE AT                  OPTION TERM
                                                         OPTIONS       TIME OF        TIME OF        NEW        REMAINING AT
                                       DATE OF         REPRICED OR   REPRICING OR   REPRICING OR   EXERCISE       TIME OF
  NAME AND PRINCIPAL POSITION     REPRICING(1)(2)(3)     AMENDED      AMENDMENT      AMENDMENT      PRICE        REPRICING
  ---------------------------     ------------------   -----------   ------------   ------------   --------   ----------------
Joseph S. Montgomery............  June 15, 1998          40,000         $12.50         $15.00       $15.00    7 Years 127 Days
  Chairman, President and Chief    June 15, 1998         50,000         $12.50         $13.00       $13.00    6 Years 153 Days
  Executive Officer
William A. Luca.................  March 27, 1998         50,000         $16.50         $18.75       $16.50    8 Years 254 Days
  Vice President of Finance,       March 27, 1998        36,697         $16.50         $21.31       $16.50    9 Years 189 Days
  Treasurer and Chief              June 15, 1998         40,000         $12.50         $15.00       $15.00    7 Years 127 Days
  Financial Officer                June 15, 1998         24,715         $12.50         $16.50       $16.50    7 Years 280 Days
                                   June 15, 1998         50,000         $12.50         $16.50       $16.50    8 Years 174 Days
                                   June 15, 1998         36,697         $12.50         $16.50       $16.50    9 Years 109 Days
                                   June 15, 1998         60,000         $12.50         $13.00       $13.00    6 Years 153 Days
                                   June 15, 1998         35,000         $12.50         $16.56       $16.56    9 Years 290 Days
Daniel C. Alloway...............  March 27, 1998         50,000         $16.50         $18.75       $16.50    8 Years 254 Days
  Vice President of Sales-         June 15, 1998         25,000         $12.50         $15.00       $15.00    7 Years 127 Days
  United States and Vice           June 15, 1998         63,091         $12.50         $16.50       $16.50    7 Years 280 Days
    President
  of European Operations           June 15, 1998         50,000         $12.50         $16.50       $16.50    9 Years 286 Days
                                   June 15, 1998         20,000         $12.50         $13.00       $13.00    6 Years 153 Days
                                   June 15, 1998         15,000         $12.50         $16.56       $16.56    9 Years 290 Days
Leonard J. Konecny..............  March 27, 1998         20,000         $16.50         $18.75       $16.50    8 Years 254 Days
  Vice President of Purchasing     June 15, 1998          2,250         $12.50         $15.63       $15.63    7 Years 105 Days
                                   June 15, 1998         15,000         $12.50         $16.50       $16.50    7 Years 280 Days
                                   June 15, 1998         20,000         $12.50         $16.50       $16.50    8 Years 174 Days
                                   June 15, 1998          1,667         $12.50         $13.00       $13.00    6 Years 153 Days
                                   June 15, 1998         20,000         $12.50         $16.56       $16.56    9 Years 290 Days
Mario M. Galasso................  March 27, 1998         20,000         $16.50         $18.75       $16.50    8 Years 254 Days
  Vice President of Product        March 27, 1998        20,000         $16.50         $17.63       $16.50    8 Years 162 Days
  Development                      June 15, 1998          5,000         $12.50         $15.63       $15.63    7 Years 105 Days
                                   June 15, 1998          3,000         $12.50         $13.00       $13.00    6 Years 153 Days
                                   June 15, 1998         15,000         $12.50         $16.56       $16.56    9 Years 290 Days
                                   June 15, 1998          8,900         $12.50         $16.50       $16.50    7 Years 280 Days
                                   June 15, 1998         40,000         $12.50         $16.50       $16.50    9 Years 286 Days
John P. Moriarty................  March 27, 1998         10,000         $16.50         $18.75       $16.50    8 Years 254 Days
  Director of Accounting           June 15, 1998          2,500         $12.50         $15.00       $15.00    7 Years 127 Days
                                   June 15, 1998         10,000         $12.50         $13.00       $13.00    6 Years 153 Days
                                   June 15, 1998         10,000         $12.50         $16.50       $16.50    8 Years 174 Days
                                   June 15, 1998          4,250         $12.50         $16.50       $16.50    7 Years 280 Days

---------------
 (1) On March 27, 1998, an aggregate of 509,426 options to purchase Common Stock with exercise prices in excess of $16.50 were canceled and new options were issued in replacement thereof with exercise prices of $16.50 and terms identical to those canceled. These new options are no longer outstanding due to the June 15, 1998 repricing.

 (2) In February 1998, the Company amended its stock option plans to include a provision whereby upon a change of control, as defined by the plans, any option granted and outstanding shall immediately become vested. On June 15, 1998, an aggregate of 1,430,652 options to purchase Common Stock with exercise prices in excess of $12.50 were canceled and new options were issued with the same exercise prices and terms as the old options; provided, however, that in the event of a change of control, the exercise price of the new options would be $12.50 (the fair value of the Company's common stock at the time of the grant). These new options are no longer outstanding due to the September 3, 1998 repricing.

 (3) On September 3, 1998, an aggregate of 1,460,052 options to purchase Common Stock, including options granted to the executive officers of the Company, with exercise prices in excess of $9.31 were canceled and new options were issued in replacement thereof with exercise prices of $9.31 and terms identical to those canceled. The table does not reflect this repricing.

Chief Executive Officer Compensation

     Mr. Joseph Montgomery's compensation as Chief Executive Officer is composed of the same elements and performance measures as the Company's other senior executives. The Compensation Committee believes that Mr. Montgomery's total compensation reflects the unique contributions that he makes to the Company's performance as an innovative leader in the bicycle industry. He was not awarded a profit-sharing bonus in the fiscal year ended June 28, 1997 ("Fiscal 1997"). He was awarded a profit-sharing bonus of $67,391 in Fiscal 1998 based on corporate profitability in Fiscal 1997, and he was awarded a profit-sharing bonus of $62,000 in Fiscal 1999 based on corporate profitability in Fiscal 1998. The Compensation Committee believes that such compensation is appropriate based on the Company's performance, including its earnings, revenue growth and cash flow from operations.
                                          Members of the Compensation Committee

                                          Joseph S. Montgomery
                                          John Sanders
                                          Michael J. Stimola
                                          John H.T. Wilson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of the Company has a Compensation Committee. During Fiscal 1998, the Compensation Committee included Tarek Abdel-Meguid, Michael Carter, Michael J. Stimola, John Sanders, John H.T. Wilson and Joseph Montgomery as members. During Fiscal 1998, Messrs. Carter and Abdel-Meguid ceased to be directors of the Company and John Sanders was elected to the Board of Directors and appointed to the Compensation Committee. During the last fiscal year, Joseph Montgomery, the Company's Chairman, President and Chief Executive Officer participated in discussions with members of the Compensation Committee concerning executive officer compensation.

     Joseph Montgomery and William Luca serve as directors of Sandella's, a company formed in 1994, of which Mr. Stimola is the founder, President and Chief Executive Officer. Sandella's owns, operates and franchises upscale gourmet quick-service restaurants.

     Joseph Montgomery is the sole shareholder of JSM, Inc. ("JSM"). JSM entered into a commitment during the Company's 1998 fiscal year to sell its Cessna Citation Jet aircraft and option to buy a Learjet aircraft to the Company. See "Certain Relationships and Related Transactions."

     Levett Rockwood, of which John Sanders was a partner, acted as counsel to the Company in Fiscal 1998 and continues to perform certain legal services for the Company. Mr. Sanders is no longer affiliated with Levett Rockwood.

     Sandvick, of which Mr. Stimola is the President and majority stockholder, has been the construction manager and general contractor for several construction projects of the Company, including the construction of the Company's new headquarters and an expansion project at the Company's Bedford, Pennsylvania facility, both of which were completed during Fiscal 1998. In addition, the Company has entered into a contract with Sandvick to build a production facility for the Company's motocross motorcycle and clothing line. See "Certain Relationships and Related Transactions."

     Joseph Montgomery is the sole manager, and Joseph Montgomery and Sandvick are each members, of Nantucket Roost Associates, LLC ("Nantucket Roost"), which purchased the Company's previous headquarters facility for approximately $1.7 million. See "Certain Relationships and Related Transactions."

     During the Company's 1998 fiscal year, the Company provided Joseph Montgomery with certain loans. See "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION SUMMARY TABLE

     The following table sets forth certain information with respect to the compensation paid by the Company for services rendered to the Company in all capacities during Fiscal 1998, 1997 and 1996 to its Chief Executive Officer and the Company's other most highly compensated executive officers whose aggregate cash and cash equivalent compensation exceeds $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                       AWARDS(3)
                                                                                      ------------
                                                            ANNUAL COMPENSATION(1)     SECURITIES
                                                            ----------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                         YEAR     SALARY      BONUS(2)       OPTIONS
---------------------------                         ----    ---------    ---------    ------------
Joseph S. Montgomery..............................  1998    $287,616      $67,391             0
  Chairman, President and Chief Executive Officer   1997     278,471            0             0
                                                    1996     251,304       50,000        40,000
William A. Luca...................................  1998     247,252       67,391       158,394(5)
  Vice President of Finance, Treasurer and Chief    1997     233,100       75,000        50,000
  Financial Officer                                 1996     233,100       50,000        64,715
Daniel C. Alloway.................................  1998     150,000       44,927        65,000(5)
  Vice President of Sales -- United States and      1997     148,462       50,000        50,000
  Vice President of European Operations             1996     130,000       30,000        88,091
Richard J. Resch(4)...............................  1998     121,796       31,449        15,000
  Former Vice President for Technology Development  1997     139,000       35,000             0
                                                    1996     139,000       25,000        25,000
Leonard J. Konecny................................  1998     108,077       22,464        40,000(5)
  Vice President of Purchasing                      1997      97,500       25,000        20,000
                                                    1996      92,981       15,000        17,250

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total annual salary and bonus reported for the executive officer during the Fiscal years ended June 27, 1998, June 28, 1997 and June 29, 1996.

(2) Profit-sharing bonuses paid in Fiscal 1998 were based on corporate profitability in Fiscal 1997. Profit-sharing bonuses based on corporate profitability in Fiscal 1998, payable in Fiscal 1999, for Messrs. Joseph Montgomery, Luca, Alloway and Konecny will be $62,000, $62,000, $45,000 and $23,000, respectively.

(3) The Company did not grant any restricted stock awards or stock appreciation rights during the fiscal years ended June 27, 1998, June 28, 1997 or June 29, 1996. The Company does not have any long-term incentive plan.

(4) Richard J. Resch resigned from the Company May 22, 1998 as Vice President for Technology Development and served as a consultant during the remainder of Fiscal 1998, but was one of the most highly compensated executive officers during Fiscal 1998.

(5) Includes the replacement of 86,697, 50,000 and 20,000 options that were previously granted to Messrs. Luca, Alloway and Konecny, respectively, and canceled pursuant to the repricing of options on March 27, 1998.

     The following table sets forth certain information regarding stock options granted during Fiscal 1998 by the Company to the executive officers named in the Summary Compensation Table above.

                       OPTION GRANTS IN FISCAL YEAR 1998

                                                 INDIVIDUAL GRANTS                           POTENTIAL
                               -----------------------------------------------------     REALIZABLE VALUE
                                              PERCENT                                    OF ASSUMED ANNUAL
                               NUMBER OF      OF TOTAL                                    RATES OF STOCK
                               SECURITIES     OPTIONS                                   PRICE APPRECIATION
                               UNDERLYING    GRANTED TO      EXERCISE                   FOR OPTION TERM(2)
                                OPTIONS     EMPLOYEES IN      PRICE       EXPIRATION   ---------------------
            NAME               GRANTED(1)   FISCAL YEAR    PER SHARE(3)      DATE         5%         10%
            ----               ----------   ------------   ------------   ----------   --------   ----------
Joseph S. Montgomery.........         0            0%         $ 0.00             --    $      0   $        0
William A. Luca..............    36,697         4.00           21.31       10/02/07     491,804    1,246,327
                                 35,000         3.81           16.56       03/31/08     364,507      923,733
                                 36,697(4)      4.00           16.50       10/02/07     350,565      883,105
                                 50,000(5)      5.45           16.50       12/06/06     426,443    1,050,416
Daniel C. Alloway............    15,000         1.63           16.56       03/31/08     156,217      396,786
                                 50,000(5)      5.45           16.50       12/06/06     426,443    1,050,416
Richard J. Resch.............    15,000         1.63           17.75       06/30/07     167,443      424,334
Leonard J. Konecny...........    20,000         2.18           16.56       03/31/08     208,290      527,848
                                 20,000(5)      2.18           16.50       12/06/06     170,577      420,166

---------------
(1) All options vest over a five-year period from the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of share price appreciation set by the Securities and Exchange Commission of five percent and ten percent of the fair value of the Common Stock on the date of grant of the options, compounded annually from the date of grant to the option expiration dates. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, are dependent on the performance of the Common Stock and the date on which the option is exercised. There can be no assurance that the values reflected will be achieved.

(3) On September 3, 1998, an aggregate of 1,460,052 options to purchase Common Stock, including options granted to the executive officers of the Company, with exercise prices in excess of $9.31 were canceled and new options were issued in replacement thereof with exercise prices of $9.31 and terms identical to those canceled. This table does not reflect the effect of this repricing.

(4) Grants of stock options pursuant to the repricing of options on March 27, 1998, in exchange for the cancellation of Mr. Luca's 36,697 outstanding stock options granted on October 2, 1997.

(5) Grants of stock options pursuant to the repricing of options on March 27, 1998, in exchange for the cancellation of Messrs. Luca's, Alloway's and Konecny's 50,000, 50,000 and 20,000, respectively, outstanding stock options granted on December 6, 1996.

     The following table sets forth certain information with respect to the aggregate exercises of stock options and unexercised stock options held as of June 27, 1998, by the executive officers named in the Summary Compensation Table above.

                 AGGREGATE OPTIONS EXERCISED IN FISCAL 1998 AND
                       FISCAL 1998 YEAR END OPTION VALUES

                                                         NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED              IN-THE-MONEY
                               SHARES                  OPTIONS AT JUNE 27, 1998     OPTIONS AT JUNE 27, 1998(1)
                             ACQUIRED ON    VALUE     ---------------------------   ----------------------------
           NAME               EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
           ----              -----------   --------   -----------   -------------   -----------    -------------
Joseph S. Montgomery.......        --      $     --     115,416         13,334       $471,200           $0
William A. Luca............        --            --     125,992        143,270        277,856            0
Daniel C. Alloway..........        --            --     105,851         94,365        329,840            0
Richard J. Resch...........    21,000       296,026      36,666              0              0            0
Leonard J. Konecny.........     7,750       138,813      13,167         45,750              0            0

---------------
(1) The values in this column represent the closing sales price of the Company's Common Stock on the Nasdaq National Market on June 27, 1998, $12.50, less the respective option exercise price.

EMPLOYMENT AGREEMENTS AND SEPARATION PLAN

     On January 3, 1994, the Company entered into an employment agreement with William Luca, pursuant to which Mr. Luca agreed to serve as Chief Financial Officer of the Company. The annual base salary to be paid under such agreement to Mr. Luca was $150,000 per annum. The agreement may be terminated either by Mr. Luca or the Company upon at least 14 days prior written notice, or by the Company effective immediately for cause. The agreement also contains a non-competition provision which requires, among other things, that Mr. Luca not perform functions or provide the same or substantially similar services to those performed or provided by him for the Company for any competitor of the Company for a period of one year following the termination of his employment for any reason.

     On June 6, 1994, the Company entered into an employment agreement with Leonard Konecny, pursuant to which Mr. Konecny agreed to serve as Vice President of Purchasing of the Company. The annual base salary to be paid under such agreement to Mr. Konecny was $80,000 per annum. The agreement may be terminated either by Mr. Konecny or the Company upon at least 14 days prior written notice, or by the Company effective immediately for cause. The agreement also contains a non-competition provision which requires, among other things, that Mr. Konecny not perform functions or provide the same or substantially similar services to those performed or provided by him for the Company for any competitor of the Company for a period of one year following the termination of his employment for any reason.

     On February 5, 1998, the Company entered into Change-of-Control Employment Agreements with Joseph Montgomery, William Luca and Daniel Alloway (each, an "Executive"). Each agreement is identical and provides that upon a Change of Control (as defined in each agreement), the Company will continue to employ the Executive for three years after the Change of Control occurs (the "Employment Period"), unless the agreement is terminated earlier in accordance with its terms. During the Employment Period, each Executive will receive an annual base salary at least equal to 12 times the highest monthly base salary paid or payable to each respective Executive for the 12-month period prior to the Change of Control ("Annual Base Salary"). In addition, each Executive is entitled to receive an annual profit-sharing bonus at least equal to the highest profit-sharing bonus paid to each respective Executive in the past three fiscal years ("Annual Bonus"). Pursuant to the terms of each agreement, each Executive's employment with the Company may be terminated by the Executive at any time and for any reason or no reason at all. Upon a termination of a Change-of-Control Employment Agreement (other than for death or disability (as defined in each agreement)), the Company shall pay to the Executive the aggregate of the following amounts: (1) the Executive's Annual Base Salary through the Date of Termination (as defined in each agreement) to the extent not already paid; (2) the product of (x) the higher of (i) the amount of any Annual Bonus, annualized in the event the Executive was not employed for the full fiscal year relating thereto and (ii) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") times (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not already paid; (4) the amount equal to the product of (i) three times (ii) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus; and (5) any Gross-Up Payments (as defined in each agreement) for certain tax obligations of the Executive. Each Executive shall also be entitled to certain benefits and limited payments relating to specific obligations of the Company. During the Employment Period, the Company may terminate each Executive's employment with the Company upon an Executive's death or disability with specified payment obligations in each instance for accrued obligations and other benefits.

     Leonard Konecny is a participant in the Company's Change-of-Control Separation Plan A. The plan provides that Mr. Konecny will continue to be a participant in the plan until he ceases to be employed by the Company or his designation as a participant of the plan is rescinded by the Board of Directors. Upon a Change of Control (as defined in the plan), the Company will be obligated to pay Mr. Konecny, subject to certain federal tax limitations, the aggregate of the following amounts if he is terminated for any reason other than for cause (as defined in the plan), death or disability (as defined in the plan): (1) his annual base salary at the time of a Change of Control ("Annual Base Salary") through the Date of Termination (as defined in the plan) to the extent not already paid; (2) any compensation previously deferred (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not already paid; and (3) the amount equal to the product of (i) one and one-half times (ii) Mr. Konecny's Annual Base Salary. Upon such termination, Mr. Konecny shall also be entitled to certain benefits and limited payments relating to specific obligations of the Company. After a Change of Control, the Company may also terminate Mr. Konecny for death or disability with specified payment obligations in each instance for accrued obligations.

COMPARISON OF CUMULATIVE TOTAL RETURNS

     The following graph compares the performance of the Company's Common Stock with the performance of the Nasdaq Stock Market (U.S. Companies) Stock Price Index (the "Nasdaq Index") and a peer group index created by the Company, over the period from November 16, 1994 (the first day of public trading of the Company's Common Stock) to June 27, 1998. The graph assumes that $100 was invested on November 16, 1994, in each of the Company's Common Stock, the Nasdaq Index and the peer group index, and that all dividends were reinvested.

     The peer group index created by the Company is composed of companies in bicycle or other recreational product lines of business. The common stock of the following companies has been included in the peer group index: K2, Inc., Bell Sports Corp., Callaway Golf Company, GT Bicycles, Inc., The Coleman Company, Inc., First Team Sports, Inc., Huffy Corporation, Ride Inc. and Rockshox Inc.

     PREPARED BY THE CENTER FOR RESEARCH IN SECURITY PRICES

                                                               NASDAQ STOCK            SELF-
                                                                MARKET (US        DETERMINED|PEER
                                    CANNONDALE|CORPORATION      COMPANIES)             GROUP
6/30/94                                                            91.394              98.011
                                                                   93.269              98.285
                                                                   99.215              97.938
                                                                   98.962              98.367
                                                                  100.906             102.698
                                           100.000                100.000             100.000
                                            91.818                 97.559              94.170
                                            74.545                 97.832              95.292
                                            88.182                 98.381              94.837
                                            94.545                103.584              98.194
                                            90.909                106.655              95.183
                                           110.909                110.014              88.360
                                           114.545                112.852              93.771
6/23/95                                    101.818                122.716              91.804
                                           127.273                130.966             100.512
                                           119.091                133.621             100.506
                                           120.000                136.694              99.104
                                           116.364                135.910              96.766
                                           103.636                139.101             106.211
                                           115.455                138.360             115.561
                                           110.000                139.042             106.936
                                           112.727                144.334             120.218
                                           133.636                144.812             127.951
                                           161.818                156.826             131.774
                                           160.000                164.027             140.875
6/28/96                                    147.273                156.633             142.150
                                           143.636                142.686             126.349
                                           132.727                150.681             131.812
                                           169.091                162.206             131.227
                                           140.000                160.414             118.178
                                           140.000                170.331             120.936
                                           163.636                170.177             116.844
                                           169.091                182.273             126.107
                                           148.182                172.191             121.249
                                           134.545                160.949             112.659
                                           141.818                165.981             118.903
                                           127.273                184.791             128.592
6/27/97                                    130.455                189.771             139.424
                                           129.091                210.553             136.398
                                           129.091                210.231             131.606
                                           163.636                222.669             133.566
                                           160.909                211.137             122.480
                                           151.364                212.195             118.848
                                           158.182                208.805             113.227
                                           147.727                215.356             104.222
                                           149.545                235.575             127.886
                                           120.455                244.263             137.852
                                           115.455                248.401             117.790
                                           102.727                234.779              98.963
6/26/98                                     90.909                247.848              83.667

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Joseph Montgomery is the sole shareholder of JSM. JSM owned a Cessna Citation Jet aircraft that it leased to the Company from March 1995 through June 30, 1998. The Company made rental payments of $300,000 to JSM pursuant to such lease during Fiscal 1998. On June 30, 1998, the Company purchased the Cessna Citation Jet aircraft from JSM for $2.8 million (which was determined by the Company based on independent valuations of the market value of the aircraft) and terminated its lease with JSM. The Company also assumed the obligations of JSM Aviation, LLC ("JSM LLC"), a Connecticut limited liability company in which Mr. Montgomery and Michael Stimola are each members, as sublessee under a hangar lease which houses the Cessna Citation Jet aircraft. As part of the assumption of the hangar lease obligations, the Company reimbursed JSM LLC $160,922 for the cost of certain leasehold improvements made to the hangar by JSM LLC. The Company currently uses the Cessna Citation Jet aircraft largely for transporting personnel between its Connecticut headquarters and its Pennsylvania manufacturing facility and anticipates that it will have an increased need for an aircraft in connection with the growth of the business.

     In connection with the purchase of the Cessna Citation Jet aircraft, the Company also purchased, for $500,000, JSM's right to acquire a Learjet aircraft. JSM had entered into a contract with Learjet, Inc. ("Learjet") to purchase an aircraft and had paid Learjet $500,000 as a deposit with respect to such purchase. The Company has assumed JSM's rights and obligations under this contract. In connection with these transactions, JSM obtained a right of first refusal with respect to the Cessna Citation Jet aircraft and the Learjet aircraft under certain limited circumstances. It is not the intent of the Company to own both the Cessna Citation Jet aircraft and the Learjet aircraft simultaneously.

     The Company has entered into an agreement with Joseph Montgomery pursuant to which he agrees to pay the Company for any personal use of the Company's Cessna Citation Jet aircraft. This agreement does not require the Company to make the aircraft available to Mr. Montgomery, but governs payments to be made by Mr. Montgomery for such personal use as may be agreed to by the Company from time to time. Payment for such personal use is at the rate established from time to time by the Internal Revenue Service as reasonable for personal use of employer-owned aircraft. During Fiscal 1998, Mr. Montgomery's personal use of the aircraft was valued at $34,924.

     Sandvick, of which Mr. Stimola is the President and majority stockholder, has been the construction manager and general contractor for several construction projects of the Company in Connecticut and Pennsylvania, including construction projects at the Company's new headquarters and its Bedford, Pennsylvania facility. In Fiscal 1998, the Company paid Sandvick $3.0 million for the construction of the Company's new headquarters and $2.6 million for the construction project at the Company's Bedford, Pennsylvania facility.

     In Fiscal 1997, in connection with the construction of the Company's new headquarters facility, Sandvick entered into a contract to purchase the then existing headquarters facility for approximately $1.7 million. Sandvick subsequently assigned the contract to purchase the existing headquarters facility to Nantucket Roost, which purchased the property in October 1996. Mr. Montgomery is the sole manager, and Mr. Montgomery and Sandvick are each members, of Nantucket Roost. Pending its relocation to the new headquarters facility, the Company continued to occupy the old facility and paid Nantucket Roost $16,000 per month, pursuant to a month-to-month net lease.

     In Fiscal 1998, the Company authorized the purchase of 23.9 acres of land in Bedford, Pennsylvania. The Company intends to use such land to construct a 100,000 square foot production facility for the Company's motocross motorcycle and clothing line. In August 1998, upon the closing of the purchase of this new property, the Company retained Sandvick as general contractor for the construction of the new facility. The cost of the new facility is estimated to be approximately $7.5 million, of which approximately 13% will be financed by the Pennsylvania Industrial Development Authority.

     During Fiscal 1998, John Sanders was a partner in the law firm of Levett Rockwood. Levett Rockwood acted as counsel to the Company in the fiscal year ended June 27, 1998 and continues to perform certain legal services for the Company. Mr. Sanders is no longer affiliated with Levett Rockwood.

     In Fiscal 1997, the Company agreed to provide up to $450,000 in interest-free loans to William Luca to enable him to purchase a home in the vicinity of the Company's headquarters. As of September 25, 1998, $450,000 had been advanced to Mr. Luca. The loans mature on December 29, 2006, at which time the entire principal balance is due. The loans are secured by a mortgage on Mr. Luca's residence.

     In Fiscal 1997, the Company agreed to provide up to $125,000 in interest-free loans to Leonard Konecncy to enable him to purchase a home in the vicinity of the Company's headquarters. As of September 25, 1998, $125,000 had been advanced to Mr. Konecny. The loans mature on September 1, 2007, at which time the entire principal balance is due. The loans are secured by a mortgage on Mr. Konecny's residence.

     In April 1998, the Company provided Joseph Montgomery with a loan in the principal amount of $2,000,000 to enable him to meet certain tax obligations. In June 1998, the Company agreed to provide Mr. Montgomery with an additional loan in the principal amount of $10,000,000 for the purchase of certain real property, which loan was combined with the previous $2,000,000 loan made in April 1998. As of September 25, 1998, $12,090,496, including interest accrued but not yet due, was outstanding on the combined loan. The loan matures on August 1, 2003, at which time the entire principal balance is due. The interest rate on the loan is set at the prime rate as published in the Wall Street Journal from time to time, and the loan is secured by a pledge to the Company of all of the shares of the Company's Common Stock held by Mr. Montgomery and by a mortgage on such real property.

     The Board of Directors of the Company believes that the terms of the transactions described above (other than those involving loans to employees) were on terms no less favorable to the Company than those that could have been obtained from unaffiliated parties; and that the transactions involving loans to employees were fair and reasonable under the circumstances. The Company anticipates that future transactions with affiliated parties will be approved by a majority of the Company's disinterested directors and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

                  ITEM 2 -- APPROVAL OF 1998 STOCK OPTION PLAN

     On August 12, 1998, the Board of Directors (the "Board") adopted, subject to approval by the Company's stockholders, the 1998 Stock Option Plan (the "Plan"). The Plan authorizes the grant of non-qualified stock options ("Options") to employees, officers, advisors and consultants of the Company and its subsidiaries. The following description of the Plan is intended merely as a summary of its principal features and is qualified in its entirety by reference to the Plan, a copy of which may be requested from the Company.

PURPOSE AND ELIGIBILITY

     The purpose of the Plan is to encourage stock ownership by employees, officers, advisors and consultants of the Company and its subsidiaries, to provide an incentive for such individuals to improve the profits of the Company and its subsidiaries, to assist the Company in attracting, retaining and motivating those individuals who will largely be responsible for enhancing the profitability, growth and stockholder value of the Company, and to attract qualified individuals to provide services as consultants and advisors to the Company and its subsidiaries.

     To carry out this purpose, Options may be granted under the Plan to present and future employees, officers, advisors and consultants of the Company or a subsidiary of the Company ("Subsidiary") within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"). As of the date hereof, the Company estimates that approximately 1,041 employees, including officers, are eligible to participate, although this number is subject to increase or decrease in the future.

TERM OF THE PLAN

     Assuming stockholder approval of the Plan, the Plan will continue in effect until December 31, 2008. The Board may suspend or terminate the Plan, but not outstanding Options, at any time.

SHARES RESERVED

     A maximum of 1,000,000 shares of Common Stock may be issued pursuant to Options granted under the Plan, and the Board of Directors has reserved such number of shares for this purpose.

ADMINISTRATION; AMENDMENT AND TERMINATION

     The Plan will be administered by a committee (the "Committee") consisting of at least two directors appointed by the Board who qualify as "non-employee directors," as the term is defined in Rule 16b-3(b)(3) under the Exchange Act. Under the terms of the Plan, the Committee has full and final authority to take any and all action with respect to administration of the Plan, including, without limitation, the selection of individuals to be granted Options, the number of shares of Common Stock subject to an Option, the exercise price per share (which may not be less than 100% of the fair market value (as defined in the Plan) of a share of Common Stock), vesting schedules, exercise periods and other terms and conditions of each Option.

     The Plan may be amended or terminated at any time by the Board of Directors, subject to the following: (i) no amendment or termination may adversely affect the rights of an Option recipient without the recipient's consent; and (ii) stockholder approval is required of any amendment that would increase the number of shares issuable under the Plan (except to the extent of adjustments, as discussed below), materially increase the benefits under the Plan or materially change the requirements for eligibility to receive an Option.

OPTION AWARDS

     The Plan authorizes the grant of Options, exercisable for shares of Common Stock, to present and future employees, officers, advisors and consultants (each person receiving such grant is referred to herein as an "Optionee"). The Optionee may exercise Options by written notice to the Company upon such terms and conditions as the Plan provides. The exercise price of an Option (as determined by the Committee at the time of grant) is payable in full upon exercise of the Option, and may be paid in cash, shares of Common Stock already owned by the Optionee for a period of more than six months or by any other means the Committee approves, or a combination thereof.

     Subject to the terms of the Plan and to any conditions, including vesting requirements, imposed by the Committee at the time of the grant, no Option will become exercisable unless the person to whom the Option was granted remains in the continuous employ or service as an employee or officer of the Company or a Subsidiary for at least one year from the date the Option is granted; provided, however, that in the case of an Option granted to a consultant or advisor, there shall be no requirement of continued provision of services, unless imposed by the Committee at the time of grant. In the event of the death or permanent disability of the Optionee, Options may be exercised up to one year after the date of termination of employment or service. Outstanding Options will terminate no later than three months after the date of termination of employment or service for any reason other than death or disability. Notwithstanding the foregoing, Options granted to consultants or advisors will not terminate upon their death, disability or termination of services unless the Committee so provides at the time an Option is granted.

     As a condition to exercising an Option, the Optionee must enter into a stockholders award agreement (the "Stockholder Award Agreement") covering the stock to be acquired. Among other provisions, the Stockholder Award Agreement grants to the Company the right to repurchase the stock upon the termination of employment or service for any reason or upon the intended disposition of the stock to a third party. Any such repurchase is to be at a price (the "Formula Price") based upon the weighted average earnings of the Company for the three prior fiscal years. This repurchase right would not be applicable at any time when the Common Stock is publicly traded.

ESTIMATE OF BENEFITS

     The number of Options to be awarded, the exercise price and the other terms and conditions of each Option are all determined at the discretion of the Committee, pursuant to the Plan. Therefore, no estimated benefits are determinable at this time. As of September 25, 1998, the closing sales price of the Company's Common Stock was $9.75.

ADJUSTMENTS UPON CHANGES IN COMMON STOCK; REORGANIZATION, MERGER,
CONSOLIDATION, CHANGE OF CONTROL

     The number of shares reserved for issuance under the Plan may be adjusted in the event of an adjustment in the capital structure of the Company or a related corporation affecting the Common Stock (due to stock split, stock dividend or similar event). Adjustments shall be made by the Board of Directors, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of Common Stock shall be issued under the Plan on account of any such adjustment.

     The Plan further provides that, in the event of a merger, consolidation or other specified corporate transaction, wherein the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock, all Options granted under the Plan may be converted into Options to purchase shares of Exchange Stock, unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine otherwise.

     Upon a change of control, as described below, any option granted under the Plan shall immediately become vested, and the optionee shall have the right to exercise his or her option so long as such option remains outstanding, whether or not any other vesting requirements set forth in the option agreement have been satisfied. A "Change of Control" is defined as: (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the outstanding Common Stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (2) the cessation for any reason of the individuals who constitute the Board of Directors as of the date of the Plan ("Incumbent Board") to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date of the Plan whose election, or nomination for election by the stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; (3) the approval by the stockholders of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and outstanding voting securities of the Company immediately prior to such Business Combination would beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Common Stock and outstanding voting securities of the Company; (ii) no Person beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and
(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (4) the approval by the stockholders of the Company of a complete liquidation of dissolution of the Company.

NONTRANSFERABILITY; DIVIDEND AND VOTING RIGHTS

     The terms of the Plan provide that Options are not transferable other than by will or applicable laws of descent and distribution, and each Option may be exercised during the Optionee's lifetime only by the Optionee.

     An Optionee will not be deemed to be the holder of any shares subject to an Option unless and until he or she validly exercises the Option and the certificate for such shares is issued to him or her under the Plan. Shares subject to an Option shall have no voting, dividend or other rights until such exercise and issuance of a certificate.

FEDERAL INCOME TAX CONSEQUENCES

     Under present federal tax laws and regulations, the federal income tax consequences to the Company and the recipients of the Options pursuant to the Plan are as described below. The following discussion is only a brief summary of such tax consequences, is not intended to be all inclusive and, among other things, does not cover possible state, local or foreign tax consequences.

     In general, a recipient of an Option will not be subject to federal income tax upon the grant of such Option. The exercise of an Option, however, will generally result in tax consequences to the recipient and the Company. Upon the exercise of an Option, the difference between the fair market value of the Common Stock on the date of exercise and the Option exercise price will constitute taxable ordinary income to the recipient on the date of the exercise. The Company generally will be entitled to a deduction in the same year in an amount equal to the ordinary income recognized by the recipient.

     The recipient's basis in shares of Common Stock acquired upon exercise of an Option will equal the Option exercise price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the recipient will be taxed as a capital gain or loss to the recipient and will be long-term capital gain or loss if the recipient has held the stock for more than one year at the time of the sale.

     Pursuant to the terms of the Plan, the Board will require any recipient of shares of Common Stock pursuant to an exercise of an Option to pay the Company, in cash, the amount of any tax or other amount required by any government authority to be withheld and paid over by the Company to such authority for the account of the recipient, unless the recipient has made other arrangements satisfactory to the Company regarding such payment.

STOCKHOLDER APPROVAL

     The Plan requires stockholder approval by an affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1998 STOCK OPTION PLAN.

        ITEM 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Company has appointed Ernst & Young LLP as the Company's independent accountants for the fiscal year ending July 3, 1999 ("Fiscal 1999"). Ernst & Young LLP has served as the Company's independent accountants since 1993. Services provided to the Company and its subsidiaries by Ernst & Young LLP with respect to Fiscal 1998 included the audit of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission and consultations on various tax matters. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

     Ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for Fiscal 1999 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event stockholders do not ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the forthcoming fiscal year, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1999.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Any proposal of a stockholder intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company, for inclusion in the Company's proxy statement relating to the 1999 Annual Meeting, by June 4, 1999. In accordance with the advance notice provisions contained in the Company's Bylaws, the Company must receive notice of a stockholder's intent to propose any other business at an annual meeting no later than the close of business on the 60(th) day and no earlier than the close of business on the 90(th) day prior to the proxy solicitation applicable to such meeting.

                             ADDITIONAL INFORMATION

     The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

October 2, 1998
                                              By Order of the Board of Directors

                                                             /s/ John T. Capetta

                                                                 John T. Capetta
                                                                       Secretary

                                                                   APPENDIX A


                             CANNONDALE CORPORATION

                             1998 STOCK OPTION PLAN

         1. Purpose. The purpose of the Cannondale Corporation 1998 Stock Option Plan (the "Plan") is to enable Cannondale Corporation (the "Company") and its stockholders to secure the benefits of common stock ownership by employees and officers of the Company and its subsidiaries and by consultants and advisors to the Company and its subsidiaries. The Board of Directors of the Company (the "Board") believes that the granting of options under the Plan will foster the Company's ability to attract, retain and motivate those individuals who will be largely responsible for the continued profitability and long-term future growth of the Company.

         2. Stock Subject to the Plan. The Company may issue and sell a total of 1,000,000 shares of its common stock, $0.01 par value per share (the "Common Stock"), pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired by its terms, by cancellation or otherwise.

         3. Administration. The Plan will be administered by a committee (the "Committee") consisting of at least two Non-Employee Directors within the meaning of Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), appointed by and serving at the pleasure of the Board. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to grant options under the Plan, to interpret the provisions of the Plan and option award agreements made under the Plan, to supervise the administration of the Plan and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder.

         4. Eligibility. Options may be granted under the Plan to individuals who at present or in the future serve as employees or officers of the Company or a subsidiary of the Company (a "Subsidiary") within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended, or who at the time of grant are engaged as consultants or advisors to the Company or a Subsidiary. Subject to the provisions of the Plan, the Committee may from time to time select the persons to whom options will be granted under the Plan, and will fix the number of shares covered by each such option and establish the terms and conditions thereof (including, without limitation, exercise price and restrictions on exercisability of the option or on the shares of Common Stock issued upon exercise thereof).

         5. Terms and Conditions of Options. Each option granted under the Plan will be evidenced by a written award agreement in substantially the form attached hereto as Exhibit I, or such other form approved by the Committee from time to time. Each such option will be subject to the terms and conditions set forth in this paragraph and such additional terms and conditions not inconsistent with the Plan as the Committee deems appropriate as reflected in the written award agreement.

                  (a) Option Exercise Price. The exercise price per share may not be less than 100% of the Fair Market Value of a share of the Common Stock on the date of grant of the option. "Fair Market Value" shall mean the closing price of a share of the Common Stock on the Nasdaq National Market, or, if the Company elects to list or admit the Common Stock on another exchange or service instead of the Nasdaq National Market, on such other exchange or service, on the date immediately preceding the date of grant of the option, or if no shares were traded on such determination date, the next preceding date on which the Common Stock was traded, or the Fair Market Value as determined by any other method adopted by the Committee from time to time, which the Committee may deem appropriate under the circumstances, or as may be required in order to comply with the requirements of applicable laws and regulations.

                  (b) Exercise of Options. No option will become exercisable unless the person to whom the option was granted remains in the continuous employ or service as an officer of the Company or an affiliate (as defined below) for at least one year (or for such other period as the Committee may designate) from the date the option is granted; provided, however, that in the case of an option granted to a consultant or advisor to the Company or a Subsidiary, there shall be no requirement for such person's continued provision of services to the Company or an affiliate unless such requirement is imposed by the Committee at the time the option is granted. For purposes of this Plan, "affiliate" means either a Subsidiary or any entity in an unbroken chain of entities ending with the Company if each of the entities other than the Company owns an equity interest holding 25% of the total combined voting power of all equity holders in one of the other entities in such chain. Subject to earlier termination of the option as provided herein, unless the Committee determines otherwise, the option will become exercisable in accordance with the following schedule based upon the number of full years of the optionee's continuous employment or service with the Company or an affiliate following the date of grant:

           Full Years                     Incremental                   Cumulative
          of Continuous                  Percentage of                 Percentage of
           Employment/                      Option                        Option
             Service                     Exercisable                   Exercisable
         Less than 1                          0%                            0%
         1                                   33 1/3%                       33 1/3%
         2                                   33 1/3%                       66 2/3%
         3 or more                           33 1/3%                       100%

provided, however, that in the event the exercise period of an option is three years or less, the foregoing schedule shall be deemed to be modified to provide that any remaining portion of the option shares which have not yet become exercisable shall become exercisable on the date which is one year prior to the date of expiration of the option; and provided, further, that an option granted to a consultant or advisor to the Company or an affiliate shall be immediately exercisable in full unless the Committee determines otherwise at the time of the option grant.

         All or any part of the exercisable portion of an option may be exercised at any time during the option period, except that, without the written consent of the Committee, no partial exercise of an option may be for less than 50 shares. An option may be exercised by transmitting to the Company (i) a written notice specifying the number of shares to be purchased and (ii) payment of the exercise price, together with the amount, if any, deemed necessary by the Committee to enable the Company to satisfy its income tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Company are made with respect to the satisfaction of such withholding obligations).

                  (c) Payment of Exercise Price. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan may be paid in cash and/or such other form of payment as may be permitted under the option award agreement, including, without limitation, previously-owned shares of Common Stock owned for at least six months prior to the date of option exercise.

                  (d) Rights as a Stockholder. No shares of Common Stock will be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made (and/or provided for where all or a portion of the purchase price is being paid in installments). The holder of an option will have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

                  (e) Nontransferability of Options. No option granted under the Plan may be assigned or transferred except by will or by the applicable laws of descent and distribution and each such option may be exercised during the optionee's lifetime only by the optionee.

                  (f) Termination of Employment or Other Service. If an optionee ceases to be an employee or to perform services as an officer for the Company and any affiliate for any reason other than death or disability (as defined below), then each outstanding option granted to him or her under the Plan will terminate on the date three months after the date of such termination of employment or service (or, if earlier, the date specified in the option agreement). If an optionee's employment or service is terminated by reason of the optionee's death or disability (or if the optionee's employment or service is terminated by reason of his or her disability and the optionee dies within one year after such termination of employment or service), then each outstanding option granted to the optionee under the Plan will terminate on the date one year after the date of such termination of employment or service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement. For purposes hereof, the term "disability" means the inability of an optionee to perform the customary duties of his or her employment or other service for the Company or an affiliate by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration (but in any event no less than twelve months). Notwithstanding the foregoing, if and to the extent that the option is exercisable at the time of termination of services, an option granted to a consultant or advisor to the Company or an affiliate shall not terminate because such person ceases to provide services to the Company or an affiliate, unless the Committee provides otherwise at the time the option is granted.

                  (g) Other Provisions. The Committee may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

         6. Capital Changes, Reorganization, Sale.

                  (a) Adjustments upon Changes in Capitalization. The aggregate number and class of shares for which options may be granted under the Plan, the number and class of shares covered by each outstanding option and the exercise price per share shall all be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

                  (b) Change of Control. (i) Except as provided in subparagraph
(c) below, upon a Change of Control (as defined below), any option granted hereunder shall immediately become vested, and the optionee shall have the right to exercise his or her option in whole or in part, so long as such option remains outstanding, whether or not any other vesting requirements set forth in the option agreement or herein have been satisfied.

                           (ii) For the purpose of this Plan, a "Change of
Control" shall mean:

                                    A. The acquisition by any individual, entity
or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20% or more of either (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subparagraph A, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company,
(iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
(iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph C of this Section 6(b)(ii); or

                                    B. Individuals who, as of the date hereof,
constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                                    C. Approval by the stockholders of the
Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination would beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                                    D. Approval by the stockholders of the
Company of a complete liquidation or dissolution of the Company.

                  (c) Conversion of Options on Stock for Stock Exchange. If the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization (other than a mere reincorporation or the creation of a holding company), all options granted hereunder shall be converted into options to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options granted hereunder shall not be converted into options to purchase shares of Exchange Stock but instead shall vest in accordance with the provisions of subparagraph (b) above. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. Unless the Board determines otherwise, the converted options shall be fully vested whether or not the vesting requirements set forth in the option agreement or herein have been satisfied.

                  (d) Fractional Shares. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and each such option will cover only the number of full shares resulting from the adjustment.

                  (e) Determination of Board to be Final. All adjustments under this paragraph 6 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

         7. Amendment and Termination of the Plan. The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the stockholders of the Company and such other approvals as may be required by the provisions of the Company's Certificate of Incorporation or otherwise. No amendment or termination may affect adversely any outstanding option without the written consent of the optionee.

         8. No Rights Conferred. Nothing contained herein will be deemed to give any individual any right to receive an option under the Plan or to be retained in the employ or service of the Company or any affiliate or interfere in any way with the right of the Company to terminate the employment or service of the optionee.

         9. GOVERNING LAW. THE PLAN AND EACH OPTION AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

         10. Stockholder Approval; Term of the Plan. The Plan shall be effective as of November 4, 1998, subject to the approval of the stockholders of the Company on or before November 4, 1998. Any options awarded under the Plan prior to such stockholder approval shall be conditioned upon such approval being obtained and in the event such approval is not obtained all such options shall be automatically null and void. The Plan will terminate on December 31, 2008, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option (as then in effect or thereafter amended).

         11. Interpretation. The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Act) to satisfy the conditions of Rule 16b-3 or its successors; to the extent that any provision of the Plan would cause a conflict with such conditions or would cause the administration of the Plan as provided in Section 3 to fail to satisfy the conditions of Rule 16b-3, such provision shall be deemed null and void to the extent permitted by applicable law. This Section shall not be applicable if no class of the Company's equity securities is then registered pursuant to Section 12 of the Act.

                                    EXHIBIT I


                                     FORM OF

                             CANNONDALE CORPORATION

                      NON-QUALIFIED STOCK OPTION AGREEMENT

         This AGREEMENT has been made and entered into as of [    ], by and
between CANNONDALE CORPORATION, a Delaware corporation (the "Company") and
[    ] (the "Optionee").

         Pursuant to the Cannondale Corporation 1998 Stock Option Plan (the "Plan"), the Company desires to grant to the Optionee and the Optionee desires to accept an option to purchase shares of the common stock, $0.01 par value per share, of the Company (the "Common Stock") upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, the Company and the Optionee agree as follows:

         1. Grant of Option; Option Price. The Company hereby grants to the Optionee an option to purchase [____] shares of the Common Stock at a purchase
price per share of $[     ] (the "Option"). The Option is intended to be treated
as an option which is not an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         2. Entitlement to Exercise Option; Term of Option. The Option shall only become exercisable in accordance with the following schedule based upon the number of full years of the Optionee's continuous employment, or continuous service as an officer of the Company or an affiliate (as defined in the Plan) of the Company following the date of grant:

           Full Years                     Incremental                   Cumulative
          of Continuous                  Percentage of                 Percentage of
           Employment/                      Option                        Option
             Service                     Exercisable                   Exercisable

         Less than 1                          0%                            0%
         1                                   33 1/3%                       33 1/3%
         2                                   33 1/3%                       66 2/3%
         3 or more                           33 1/3%                       100%

         [FOR NON-EMPLOYEE ADVISORS AND CONSULTANTS ONLY:] The option shall be immediately exercisable in full.

         [OTHER ALTERNATIVES MAY BE CHOSEN BY THE COMMITTEE]

         Unless sooner terminated pursuant to the terms of this Agreement, the
Option will expire if and to the extent it is not exercised on or before [    ].

         3. Exercise of Option. Once the Optionee has satisfied the required continuous employment, service as an officer or other requirements, if any, in accordance with Section 2, the Option may be exercised in whole at any time or in part from time to time during the term of the Option, except that no partial exercise may be for less than 50 shares. To exercise the Option, the Optionee shall deliver to the President of the Company (a) a written notice specifying the number of shares of Common Stock to be purchased; (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any income tax withholding obligations with respect to the exercise of the Option (unless other arrangements, acceptable to the Company, are made for the satisfaction of such withholding obligations); and
(c) the Stockholders Agreement described in Section 12 below, fully executed by Optionee. The Company may (in its sole and absolute discretion) permit all or part of the exercise price to be paid with previously-owned shares of Common Stock owned for at least six months prior to the date of option exercise.

         4. Rights as a Stockholder. No shares of Common Stock will be issued and delivered pursuant to an exercise of the Option until full payment for such shares has been made. The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until a stock certificate for such shares is issued to the Optionee. Except as otherwise provided herein, no adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

         5. Nontransferability of Option. The Option is not assignable or transferable except by will or by the applicable laws of descent and distribution and is exercisable during the Optionee's lifetime only by the Optionee.

         6. Termination of Employment or Service as an Officer. If the Optionee ceases to be employed by or to be an officer of the Company or any affiliate for any reason other than death or disability (as defined in the Plan), then, unless sooner terminated under the terms hereof, the Option will terminate on the date three months after the date of the Optionee's termination of employment or service. If the Optionee's employment or service is terminated by reason of the Optionee's death or disability (or if the Optionee's employment or service is terminated by reason of the Optionee's disability and the Optionee dies within one year after such termination of employment or service), then, unless sooner terminated under the terms hereof, the Option will terminate on the date one year after the date of such termination of employment or service (or one year after the disabled Optionee's later death). This paragraph shall not be applicable to an Option granted to an Optionee as an outside consultant or advisor to the Company. [NOTE - THE COMMITTEE MAY DETERMINE OTHERWISE, IN WHICH CASE THIS PARAGRAPH WOULD BE MODIFIED].

         7. Investment Representation. In consideration of the grant of the Option, the Optionee hereby represents and warrants to the Company that upon an exercise of the Option, the shares purchased by the Optionee pursuant to such exercise, will be acquired for the Optionee's account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. The Optionee further acknowledges that neither the Option nor any shares of Common Stock issuable upon exercise of the Option have been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold unless a registration under the Act is in effect with respect to the shares and all relevant state securities laws have been complied with or unless an exemption from such registration or compliance is available under the Act or any relevant state securities law. The certificates representing any shares of Common Stock issued upon exercise of the Option shall bear a legend to such effect as the Company's counsel shall deem necessary or desirable. The Option shall in no event be exercisable and shares shall not be issued hereunder if, in the opinion of counsel to the Company, such exercise and/or issuance would result in a violation of federal or state securities laws.

         8. Capital Changes, Reorganization, Sale. (a) In case of any split-up or consolidation of shares or any like capital adjustment, or the payment of a stock dividend, which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made to the number of shares and the exercise price per share which may still be purchased under this Agreement.

                  (b) Upon a Change of Control (as defined in the Plan), the Option granted hereunder shall immediately become vested, and the Optionee shall have the right to exercise the Option in whole or in part, so long as the Option remains outstanding, whether or not the one year of continuous employment or service as an officer as provided in Section 2 has been satisfied.

                  (c) However, if the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization (other than a mere reincorporation or the creation of a holding company), the Option granted hereunder shall be converted into an option to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that the Option shall not be converted into an option to purchase shares of Exchange Stock but instead shall vest in accordance with the provisions set forth in subparagraph (b) above. The amount and price of the converted option shall be determined by adjusting the amount and price of the Option granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. Unless the Board of Directors of the Company determines otherwise, the converted options shall be fully vested whether or not the requirements set forth in this Agreement shall have been satisfied.

                  (d) In the event of any adjustment in the number of shares covered by the Option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and the Option will cover only the number of full shares resulting from the adjustment.

                  (e) All adjustments under this Section 8 shall be made by the Board of Directors, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

         9. No Rights Conferred. Nothing in this Agreement shall give the Optionee any right to continue in the employ or service of the Company or an affiliate or interfere in any way with the right of the Company to terminate the employment or service of the Optionee.

         10. Plan Provisions Control. The provisions of the Plan shall govern if and to the extent that there are inconsistencies between the provisions of the Plan and the provisions of this Agreement. The Optionee acknowledges that the Optionee has received a copy of the Plan prior to the execution of this Agreement, and that the provisions of the Plan are incorporated herein by reference.

         11. Tax Considerations. Optionee hereby acknowledges and understands that (a) pursuant to the Code as currently in effect, the difference between the Fair Market Value (as defined in the Plan) of the Stock on the date he or she exercises the Option and the option price will be taxable income to him or her in the year he or she exercises the Option; and (b) the Company may be required to withhold federal, state or local taxes with respect to the compensation income, if any, realized by the Optionee upon an exercise of the Option. If the Company determines that such withholding is required, the Optionee agrees either to provide the Company at the time of any exercise of the Option with funds equal to the amount of taxes which the Company determines must be withheld or to make other arrangements satisfactory to the Company regarding such payment, including authorizing the Company to withhold such amounts from any payments to which he or she is entitled. All matters with respect to the withholding of taxes resulting from an exercise of the Option shall be determined by the Board of Directors of the Company and such determination shall be conclusive and binding.

         12. Stockholders Agreement. The Optionee hereby acknowledges and agrees that all shares of Common Stock issued upon an exercise of the Option shall be subject to the restrictions and obligations on transfer imposed on a stockholder as provided in the form of Stockholders Agreement, attached hereto between the Company and the Optionee (the "Stockholders Agreement"), a copy of which accompanies this Agreement as Exhibit A. The Optionee, as a condition to the receipt of the Option, hereby agrees to execute the Stockholders Agreement upon exercise of the Option in whole or in part and to be bound by all the terms and conditions imposed on a stockholder under the Stockholders Agreement with respect to the shares of Common Stock issuable upon exercise of the Option and consents to the legending of the stock certificates for such shares in accordance with the Stockholders Agreement.

         13. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns; provided, however, that this Agreement and the grant of an Option hereunder shall be null and void and of no further force and effect in the event the Plan is not approved by the stockholders of the Company on or before November 4, 1998.

         14. Governing Law; Entire Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws rules or principles. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                                          CANNONDALE CORPORATION

                                                          By:___________________
                                                          Name:
                                                          Title:

                                                          OPTIONEE

                                                          ______________________
                                                          Name:

                                    EXHIBIT A

                                     FORM OF

               STOCKHOLDERS AGREEMENT UNDER 1998 STOCK OPTION PLAN

         Cannondale Corporation is a Delaware corporation maintaining its principal place of business at 16 Trowbridge Drive, Bethel, Connecticut. It will be referred to in this Agreement as "Cannondale." You and the other parties to this Agreement are all employees or officers of Cannondale, or consultants or advisors to Cannondale, who have acquired shares of common stock in Cannondale under options granted pursuant to the Cannondale Corporation 1998 Stock Option Plan (the "Plan"). Each such stockholder is referred to in this Agreement as "Stockholder," and the Cannondale common stock (or other capital stock of Cannondale issuable in respect of the common stock pursuant to an adjustment under the Plan) acquired by the person under an option granted pursuant to the
Plan from time to time is referred to as "Stock". You have so acquired [   ]
shares of Stock and understand that the difference between the fair market value of such stock and the price you paid for such stock constitutes taxable income to you. As a condition of its receipt, you, as a Stockholder, have entered into this Agreement.

         This Agreement imposes restrictions on the sale or transfer of any Stock held by a Stockholder. The Stockholder agrees with Cannondale as follows:

         1. So long as the Stockholder owns Stock, the Stockholder agrees to the restrictions described below on any voluntary or involuntary sale, gift, transfer, encumbrance or other disposition of any of the Stock or any interest in the Stock.

         2. Unless the Stockholder shall have obtained the prior written approval of Cannondale, a Stockholder must offer to sell his or her Stock to Cannondale if any of the following events happen:

                  (a) the Stockholder intends or attempts to sell or in any way transfers or encumbers any of the Stock or an interest in it to another party (except incident to the sale or transfer of substantially all of the outstanding Stock of Cannondale), or the Stock becomes subject to an involuntary transfer, such as by court order;

                  (b) the Stockholder's employment by Cannondale is terminated for any reason, or in the case of a non-employee officer of Cannondale, the Stockholder ceases to be an officer of Cannondale for any reason;

                  (c) the Stockholder seeks protection under any laws relating to debtors' or creditors' rights;

                  (d) the death or permanent disability of the Stockholder; or

                  (e) the Stockholder does not comply with this Agreement.

         If either of the events listed under (a) or (c) above occur, the Stockholder must give written notice to Cannondale. If either of the events listed under (b) or (d) occur, Cannondale will be deemed to have notice on the date the event happens, and if the event listed in paragraph (e) occurs, notice will be deemed to have occurred on the date ten days following the date on which Cannondale notifies a Stockholder that he or she is in breach of this Agreement, providing the Stockholder has not cured that breach to the satisfaction of Cannondale during that ten-day period.

         3. The receipt of actual or deemed notice by Cannondale will constitute an offer by the affected Stockholder to sell all his or her Stock to Cannondale. Cannondale will then have a period of 90 days after the receipt of that notice to send written notice to the Stockholder (or in the case of the death of a Stockholder, to his or her legal representative) that Cannondale chooses to purchase the Stockholder's Stock. The purchase price for the Stock will be calculated in the manner described in paragraph 4 below. In addition to choosing to purchase the Stock itself, Cannondale may also designate another party to purchase the Stock, providing that party pays the same purchase price as Cannondale would.

         Once Cannondale provides notice that it accepts the offer to purchase the Stock, the Stockholder (or his or her legal representative) shall sell the Stock to Cannondale or its designee at a closing to be held at Cannondale's office within 90 days after that date, or sooner at Cannondale's election.

         If Cannondale chooses not to accept the offer to purchase the Stock prior to the end of the 90-day period, then the Stockholder shall have an additional 90-day period during which the Stockholder may sell or transfer the Stock free and clear of the restrictions set forth in this Agreement, provided the Stockholder first notifies Cannondale of the terms and conditions of any such sale or transfer and gives Cannondale a ten-day option to purchase the Stock on the same terms and conditions. If the Stockholder chooses not to sell or transfer the Stock during that additional 90-day period, the restrictions will continue, and the Stockholder agrees to give notice to Cannondale of the occurrence of any subsequent event described in paragraph 2.

         4. At the closing for the purchase of the Stock, the Stockholder (or his or her personal representative upon furnishing appropriate evidence of authority) shall deliver the Stock, duly endorsed for transfer or accompanied by a fully executed stock power, and shall receive the Purchase Price (as defined below) for each share of Stock sold.

         The "Purchase Price" shall mean that number as determined by multiplying the Earnings Per Share (as defined below) of Stock times five. "Earnings Per Share" shall mean that number equal to Average Net Income (as defined below) per share based on the weighted average number of shares of common stock outstanding during the most recent fiscal year determined on a fully diluted basis, taking into account all unexercised options and other similar arrangements as to rights to acquire common stock of Cannondale. "Average Net Income" shall mean that amount equal to the sum of the following divided by four: (i) two times the consolidated net after tax income for Cannondale's most recent fiscal year preceding the occurrence of the event causing the sale, (ii) consolidated net after tax income for the second most recent fiscal year preceding such an event and (iii) consolidated net after tax income for the third most recent fiscal year preceding such event. For purposes of the computation: (A) net income in any given year shall not be less than zero; (B) the following shall be excluded in the computation of net income: (i) income (or loss) from the sale or other disposition of assets outside the ordinary course of the Cannondale business and (ii) income (or loss) from any extraordinary items; and (C) in any year in which there are outstanding shares of preferred stock of Cannondale which provide for payment of dividends on a cumulative basis, the dividends paid or accrued on such preferred stock for such year shall be treated as expenses. All such computations shall be made in accordance with generally accepted accounting principles, except as otherwise specifically provided herein, applied by Cannondale's principal financial officer, or at Cannondale's election by its independent auditors, and shall be final and binding for the purposes of this Agreement unless shown to have been prepared in bad faith.

         5. Notwithstanding anything to the contrary contained herein, the restrictions contained in this Agreement on sale, gift, transfer, encumbrance or other disposition of the Stock or any interest in the Stock shall not be in effect for so long as stock of the same class as the Stock is publicly traded.

         6. Each Stockholder understands that each certificate representing the Stock and any further certificates representing the Stock issued to him or her will bear such legends as are applicable, including without limitation, the following:

         The securities represented by this certificate are subject to the limitations and restrictions on their transfer provided in an agreement entitled "Stockholders Agreement Under 1998 Stock Option Plan," a copy of which is on file at Cannondale Corporation at its principal business office.

         This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to its conflict of laws rules or principles. It may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same agreement. It shall be binding upon and enforceable by all of the parties who sign it and their respective successors, assigns, heirs, executors, administrators, other legal representatives or transferees. If any part of this Agreement is determined to be unenforceable, the remainder of this Agreement will continue in full force and effect.

         Any notices or communications given pursuant to this Agreement shall be either hand delivered or mailed by certified or registered mail to Cannondale at its principal office or to any Stockholder at the address shown on the employment records of Cannondale unless another address is provided in writing to Cannondale.

         This Agreement is effective as of [     ], [_____].

                                                          CANNONDALE CORPORATION

                                                          By:___________________
                                                          Name:
                                                          Title:

                                                          STOCKHOLDER

                                                          ______________________
                                                          Name:

                                  DETACH HERE
-----------------------------------------------------------------------------

                                     PROXY

                             CANNONDALE CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph S. Montgomery and William A. Luca, and each of them individually, as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common Stock of the undersigned at the Annual Meeting of the Company, to be held at the Company's Corporate Headquarters, 16 Trowbridge Drive, Bethel, Connecticut, on Wednesday, November 4, 1998 at 10:00 a.m., Eastern Standard Time, and at any adjournments or postponements thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSALS SET FORTH ON THE REVERSE SIDE.


SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
   SIDE                                                             SIDE

                                  DETACH HERE
-----------------------------------------------------------------------------

   PLEASE MARK
X  VOTES AS IN
   THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1.  Election of Class 1 Directors
    NOMINEES: Joseph S. Montgomery and Michael J. Stimola

                   FOR               WITHHELD
                   / /                  / /


/ /_______________________________________
   For both nominees except as noted above


                                               FOR     AGAINST     ABSTAIN
2. Approval of the Company's 1998 Stock        / /       / /         / /
   Option Plan.

3. Selection of Independent Accountants.       / /       / /         / /

4. The Proxies Are Authorized To Vote Upon Such Other Business That May Properly Come Before The Meeting. In Accordance With The Judgment Of The Person Or Persons Voting This Proxy.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   / /

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


Signature:_______________ Date:_______ Signature:_______________ Date:_______